Exhibit 15.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Minera Escondida Limitada:

We consent to the incorporation by reference in the registration statements (Nos. 33-46865, 33-64380, 333-7328, 333-8270, 333-10156, 333-13988 and 333-147914) on Form S-8 of Rio Tinto plc and Rio Tinto Limited of our report dated October XX, 2007, with respect to the balance sheets of Minera Escondida Limitada as of June 30, 2007 and 2006 and the related statements of income, equity and cash flows for the years then ended, which report appears in the December 31, 2007, annual report on Form 20-F of Rio Tinto plc and Rio Tinto Limited.

/s/ KPMG Ltda

KPMG Ltda
Santiago, Chile
March 31, 2007